Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal First

Quarter 2023 Financial Results

NEW YORK, July 6, 2022 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2023 fiscal first quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of May 31, 2022	For the three months ended and as of February 28, 2022	For the three months ended and as of May 31, 2021
	($ in thousands except per share)
AUM	894,533	817,567	677,773
NAV	345,236	355,781	320,345
NAV per share	28.69	29.33	28.70
Investment Income	18,679	18,981	16,816
Net Investment Income per share	0.66	0.48	0.23
Adjusted Net Investment Income per share	0.53	0.53	0.56
Earnings per share	(0.12)	0.70	1.88
Dividends per share (declared)	0.53	0.53	0.44
Return on Equity – last twelve months	6.9%	13.9%	19.4%
– annualized quarter	(1.7%)	9.6%	27.0%
Originations	97,198	164,320	119,166
Repayments	10,089	10,694	14,941

“Our 2023 fiscal first quarter coincided with the onset of significant market volatility, resulting from global instability, increasing inflation, supply chain constraints and rising rates,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment. “During uncertain times such as these, we continue to focus on balance sheet and liquidity strength, while continuing to identify opportunities and challenges, and grow our asset base in high quality credits. Our Q1 performance reflects the achievement of these objectives, and we continue to believe Saratoga is well positioned for potential future economic opportunities and challenges. This quarter we raised an additional $97.5 million of 6.00% baby bonds to strengthen our capital structure and liquidity, and now have $345 million of equity supporting $436 million of long-term and covenant-free non-SBIC debt, $217 million of long-term covenant free SBIC debentures and $25 million of long-term revolving borrowings. We recently called our $43.125 million SAK 7.25% baby bond and will use proceeds from our recent 6.0% baby bond issuance to repay this debt, improving our overall cost of capital, and effectively extending the maturity of this debt from three to five years. In addition to the $25.0 million we have available through our revolving credit facility, on a pro forma basis including the repayment of SAK on July 14, 2022, we have $58 million of pro forma quarter-end cash and $44 million of available SBIC II facilities to support our existing portfolio companies and finance new opportunities. When deployed, we expect this capital to be accretive to earnings. Our quarterly results include LTM return on equity of 6.9%, adjusted NII per share of $0.53 and NAV per share of 28.69. This quarter, NAV per share, while flat year-over-year, decreased by $0.64 per share, or 2.2% from last quarter, which net of core portfolio valuation changes primarily reflects the volatility being experienced in the broadly syndicated CLO loan market. We believe the CLO and JV mark-to-market changes are mostly supply and demand driven, though early signs of credit deterioration from input cost increases, labor shortages, supply chain constraints and, in certain cases, increases in inventory levels, are emerging. In May, our Board of Directors decided to maintain our quarterly dividend level and declare a $0.53c per share dividend for the quarter ended May 31, 2022.”

“As always, our primary focus is to remain prudent and discerning in terms of new commitments in the current environment, something we focused on extensively throughout the quarter. We continue to bring new platform investments into the portfolio, with investments in two new companies added this fiscal quarter, in addition to the thirteen follow-on investments continuing the success we have with follow-ons in existing borrowers with strong business models and balance sheets. Originations in fiscal first quarter 2023 totaled $97 million invested, with $10 million of repayments, continuing our recent experience of high net originations. Our credit quality for this quarter remained high at 95.0% of credits rated in our highest category, with one credit on non-accrual. With 80% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for future market conditions and uncertainty. Our interest-earning portfolio is also 98.5% floating rate debt with most of our investments above their floors at quarter-end, and so if current trends continue, we should be a significant future beneficiary of the recent and continuing rising rates, given the largely fixed rates on our non-CLO liabilities. We remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended May 31, 2022:

As of May 31, 2022, Saratoga Investment’s assets under management (“AUM”) was $894.5 million, an increase of 9.4% from $817.6 million as of February 28, 2022, and an increase of 32.0% from $677.8 million as of May 31, 2021. The quarterly increase consists of $97.2 million in originations, offset by $10.1 million of repayments and amortizations, reflecting both continued strong pace of originations as well as the ongoing lumpy nature of repayments. In addition, during the first quarter the fair value of the portfolio decreased by $9.2 million of net realized gains and unrealized depreciation, driven by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. The decrease was primarily related to the investment in the CLO equity and Joint Venture (“JV”) membership interests, reflecting the current pricing and liquidity in the broadly syndicated loan market. Saratoga Investment’s portfolio remains strong, with 80.3% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 95.0% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has a fair value that is 1.4% in excess of its cost basis. This fiscal quarter’s originations include two investments in new platforms, and thirteen follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $768.7 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.3%.

For the quarter ended May 31, 2022, total investment income of $18.7 million increased by $1.9 million, or 11.1%, when compared to $16.8 million for the quarter ended May 31, 2021. This quarter’s investment income was generated from an investment base that has grown by 32.0% since last year. This asset growth was offset by lower interest rates, with the weighted average current coupon on non-CLO BDC investments decreasing from 9.5% to 8.5% year-over-year. For the most part, the current impact of rising rates will only be recognized in the second quarter. Total investment income decreased by $0.3 million, or 1.6% when compared to the quarter ended February 28, 2022, with increased interest income earned on the partial quarter impact of the 9.4% increase in assets more than offset by decreased structuring, advisory and other income, as fees earned on both originations and prepayments were lower this quarter as compared to last quarter.

As compared to the quarter ended May 31, 2021, adjusted net investment income increased $0.2 million, or 2.3%, from $6.3 million to $6.4 million. The increase in investment income compared to the quarter ended May 31, 2021, plus the reduction in combined base and incentive management fees, primarily due to the first incentive fee not being earned this quarter, was offset by increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and quarter. As compared to the quarter ended February 28, 2022, adjusted net investment income increased $0.1 million, or 0.7%, from $6.4 million, with the reduction in investment income and increased interest expense more than offset by the reduction in management fees.

Total expenses for the quarter ended May 31, 2022, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, was $2.0 million, as compared to $1.9 million for the quarter ended May 31, 2021 and $1.8 million for the quarter ended February 28, 2022. This represented 0.9% of average total assets on an annualized basis, down from 1.1% last year and unchanged from last quarter.

Net investment income on a weighted average per share basis was $0.66 for the quarter ended May 31, 2022. Adjusted for the incentive fee accrual related to net capital gains and the interest expense on the SAK baby bond during the period that the SAT baby bond was issued and outstanding, the net investment income on a weighted average per share basis was $0.53. This compares to adjusted net investment income per share of $0.56 and $0.53 for the quarters ended May 31, 2021, and February 28, 2022, respectively. The weighted average common shares outstanding of 12.1 million this quarter increased from 11.2 million for the quarter ended May 31, 2021 and 12.0 million for the quarter ended February 28, 2022.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 9.1% for the quarter ended May 31, 2022. Adjusted for the incentive fee accrual related to net capital gains and the interest expense on the SAK baby bond during the period that the SAT baby bond was issued and outstanding, the Net Investment Income Yield was 7.3%. In comparison, adjusted Net Investment Income Yield was 8.0% and 7.3% for the quarters ended May 31, 2021 and February 28, 2022, respectively.

Net Asset Value (“NAV”) was $345.2 million as of May 31, 2022, an increase of $24.9 million from $320.3 million as of May 31, 2021, and a decrease of $10.6 million from $355.8 million as of February 28, 2022.

●	For the three months ended May 31, 2022, $8.0 million of net investment income, $0.2 million in net realized gains from investments and $0.1 million income tax benefit from realized gains on investments were earned, offset by $9.3 million of net unrealized depreciation on investments, $0.4 million provision for deferred taxes on unrealized appreciation on investments, and $6.4 million of dividends declared. In addition, $1.1 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), offset by $3.7 million of shares repurchased.

●	During the quarter ended May 31, 2022, the Company repurchased 142,117 shares at an average price of $26.27 and issued no shares during the quarter.

NAV per share was $28.69 as of May 31, 2022, compared to $28.70 as of May 31, 2021, and $29.33 as of February 28, 2022.

●	For the three months ended May 31, 2022, NAV per share decreased by $0.64 per share, reflecting the $0.66 per share net investment income, the $0.01 per share net realized gains and the $0.01 per share income tax benefit from realized gains, offset by the $0.77 per share net unrealized loss on investments, the $0.03 per share net change in provision for deferred taxes on unrealized appreciation, and the $0.53 per share fourth quarter dividend paid out this quarter. There was zero accretion or dilution from the share repurchases, DRIP and ATM offering plan.

Return on equity for the last twelve months ended May 31, 2022 was 6.9%, down from 19.4% for the comparable period last year.

Loss per share for the quarter ended May 31, 2022, was $0.12, compared to earnings per share of $1.88 for the quarter ended May 31, 2021, and $0.70 for the quarter ended February 28, 2022.

Investment portfolio activity for the quarter ended May 31, 2022:

●	Cost of investments made during the period: $97.2 million, including investments in two new portfolio companies.

●	Principal repayments during the period: $10.1 million, including one repayment of an existing investment, plus amortization.

Additional Financial Information

For the fiscal quarter ended May 31, 2022, Saratoga Investment reported net investment income of $8.0 million, or $0.66 on a weighted average per share basis, and net realized and unrealized losses on investments of $9.5 million, or $0.78 on a weighted average per share basis, resulting in a net decrease in net assets from operations of $1.5 million, or $0.12 on a weighted average per share basis. The $9.5 million net loss on investments was comprised of $0.2 million in net realized gains on investments and $0.1 million income tax benefit on realized gains, offset by $9.3 million in net unrealized depreciation on investments and $0.4 million of deferred tax expense on unrealized appreciation on investments.

The $0.2 million net realized gain on investments comprises multiple escrow payments. The $9.3 million net unrealized depreciation primarily reflects (i) the $3.2 million and $5.4 million unrealized depreciation on the Company’s CLO and JV equity investments, respectively, reflecting the volatility in the broadly syndicated loan market as of the end of quarter-end, and (ii) the $5.0 million unrealized depreciation on the Company’s Pepper Palace investments, primarily reflecting company performance, offset by (i) the $3.1 million unrealized appreciation on the Company’s PDDS investments, and (ii) $1.1 million net unrealized appreciation across the remainder of the portfolio.

This is compared to the fiscal quarter ended May 31, 2021, with net investment income of $2.6 million, or $0.23 on a weighted average per share basis, and net realized and unrealized gains on investments of $18.5 million, or $1.66 on a weighted average per share basis, resulting in a net increase in net assets from operations of $21.0 million, or $1.88 on a weighted average per share basis.

Portfolio and Investment Activity

As of May 31, 2022, the fair value of Saratoga Investment’s portfolio was $894.5 million (excluding $101.5 million in cash and cash equivalents), principally invested in 45 portfolio companies and one collateralized loan obligation fund (“CLO”) and one joint venture fund (“JV”). The overall portfolio composition consisted of 80.3% of first lien term loans, 4.3% of second lien term loans, 1.8% of unsecured term loans, 3.7% of subordinated notes in a CLO and 9.9% of common equity.

For the fiscal quarter ended May 31, 2022, Saratoga Investment invested $97.2 million in two new portfolio companies with thirteen follow-on investments in existing portfolio companies and had $10.1 million in aggregate amount of one repayments plus amortizations, resulting in net originations of $87.1 million for the quarter.

As of May 31, 2022, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 7.7%, which was comprised of a weighted average current yield of 8.6% on first lien term loans, 7.0% on second lien term loans, 9.7% on unsecured term loans, 8.0% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

On April 27, 2022, the Company issued $87.5 million in aggregate principal amount of 6.00% fixed-rate notes due 2027 (the “6.00% 2027 Notes”) for net proceeds of $84.8 million after deducting underwriting commissions of approximately $2.7 million. Offering costs incurred were approximately $0.1 million. On May 10, 2022, the underwriters partially exercised their option to purchase an additional $10.0 million in aggregate principal amount of its 6.00% unsecured notes due 2027. Net proceeds to the Company were an additional $9.7 million after deducting underwriting commissions of approximately $0.3 million. Interest on the 6.00% 2027 Notes is paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 6.00% per year, beginning August 31, 2022. The 6.00% 2027 Notes mature on April 30, 2027 and commencing April 27, 2024, may be redeemed in whole or in part at any time or from time to time at our option. Financing costs of $3.0 million related to the 6.00% 2027 Notes have been capitalized and are being amortized over the term of the 6.00% 2027 Notes. The 6.00% 2027 Notes are listed on the NYSE under the trading symbol “SAT” with a par value of $25.00 per share.

As of May 31, 2022, Saratoga Investment had $25.0 million in outstanding borrowings under its $50 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $86.0 million SBA debentures in its SBIC I license outstanding, $131.0 million in SBA debentures in its SBIC II license outstanding, $140.6 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, three unlisted issuances of $20.0 million in total, and an aggregate of $101.5 million in cash and cash equivalents.

On June 14, 2022, the Company caused notices to be issued to the holders of its 7.25% Notes due 2025 (the “SAK Notes”) regarding the Company’s exercise of its option to redeem, in whole, the issued and outstanding SAK Notes. The Company will redeem the full $43.125 million in aggregate principal amount of the issued and outstanding SAK Notes on July 14, 2022 (the “Redemption Date”). The SAK Notes will be redeemed at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon, through, but excluding, the Redemption Date.

With $25.0 million available under the credit facility and $58.4 million of cash and cash equivalents as of May 31, 2022, net of the upcoming SAK Notes repayment on a pro forma basis, Saratoga Investment has a total of $83.4 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $44.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies and support existing SBIC II investments. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of quarter-end, Saratoga Investment had $32.0 million of committed undrawn lending commitments and $64.1 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. During the three months ended May 31, 2022, there was no activity.

Dividend

On May 26, 2022, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.53 per share for the fiscal quarter ended May 31, 2022, paid on June 29, 2022, to all stockholders of record at the close of business on June 14, 2022.

This is the first dividend declared in fiscal year 2023. The Company previously declared in fiscal 2022 a quarterly dividend of $0.53 per share for both the quarters ended February 28, 2022 and November 30, 2021, $0.52 per share for the quarter ended August 31, 2021, $0.44 per share for the quarter ended May 31, 2021 and $0.43 per share for the quarter ended February 28, 2021. During fiscal year 2021, the Company declared a quarterly dividend of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018 through 2022, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2023. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. As of May 31, 2022, the Company purchased 650,612 shares of common stock, at the average price of $20.86 for approximately $12.1 million pursuant to the Share Repurchase Plan. During the three months ended May 31, 2022, the Company purchased 142,177 shares of common stock, at the average price of $26.27 for approximately $3.7 million pursuant to the Share Repurchase Plan.

2023 Fiscal First Quarter Conference Call/Webcast Information

When:	Thursday, July 7, 2022

10:00 p.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q1 2023 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, https://ir.saratogainvestmentcorp.com/events-presentations. A replay of the webcast will also be available for a limited time at https://ir.saratogainvestmentcorp.com/events-presentations.

Call: To access the call by phone, please go to this link (https://register.vevent.com/register/BId4a10b5369864d24b08f1a61c55af7dc), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $650 million collateralized loan obligation (“CLO”) fund and a joint venture (“JV”) fund. It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, and 87.5% of both the unsecured loans and membership interests of the JV. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic’s impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	May 31, 2022	February 28, 2022

ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $732,722,272 and $654,965,044, respectively)	$745,481,455	$668,358,516
Affiliate investments (amortized cost of $53,468,875 and $46,224,927, respectively)	56,045,678	48,234,124
Control investments (amortized cost of $96,356,420 and $95,058,356, respectively)	93,006,013	100,974,715
Total investments at fair value (amortized cost of $882,547,567 and $796,248,327, respectively)	894,533,146	817,567,355
Cash and cash equivalents	94,939,634	47,257,801
Cash and cash equivalents, reserve accounts	6,550,220	5,612,541
Interest receivable (net of reserve of $733,379 and $0, respectively)	5,325,756	5,093,561
Due from affiliate	105,637	90,968
Management fee receivable	362,777	362,549
Other assets	220,209	254,980
Total assets	$1,002,037,379	$876,239,755

LIABILITIES
Revolving credit facility	$25,000,000	$12,500,000
Deferred debt financing costs, revolving credit facility	(1,075,765)	(1,191,115)
SBA debentures payable	217,000,000	185,000,000
Deferred debt financing costs, SBA debentures payable	(4,891,468)	(4,344,983)
7.25% Notes Payable 2025	43,125,000	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	(996,761)	(1,078,201)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(170,551)	(184,375)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	1,033,136	1,086,013
Deferred debt financing costs, 4.375% notes payable 2026	(3,183,076)	(3,395,435)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(470,120)	(499,263)
Deferred debt financing costs, 4.35% notes payable 2027	(1,636,102)	(1,722,908)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(398,281)	(416,253)
6.00% Notes Payable 2027	97,500,000	-
Deferred debt financing costs, 6.00% notes payable 2027	(3,276,855)	-
Base management and incentive fees payable	8,637,481	12,947,025
Deferred tax liability	1,578,323	1,249,015
Accounts payable and accrued expenses	1,020,841	799,058
Current income tax payable	2,690,196	2,820,036
Interest and debt fees payable	5,129,247	2,801,621
Directors fees payable	108,566	70,000
Due to manager	77,757	263,814
Excise tax payable	-	630,183
Total liabilities	656,801,568	520,459,232

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 12,031,998 and 12,131,350 common shares issued and outstanding, respectively	12,032	12,131
Capital in excess of par value	325,433,869	328,062,246
Total distributable earnings (deficit)	19,789,910	27,706,146
Total net assets	345,235,811	355,780,523
Total liabilities and net assets	$1,002,037,379	$876,239,755
NET ASSET VALUE PER SHARE	$28.69	$29.33

Asset Coverage Ratio	179.3%	209.3%

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the three months ended
	May 31, 2022	May 31, 2021
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$13,851,146	$11,236,737
Affiliate investments	1,050,148	340,512
Control investments	1,546,130	1,854,985
Payment-in-kind interest income:
Non-control/Non-affiliate investments	85,681	176,766
Affiliate investments	-	-
Control investments	73,221	77,675
Total interest from investments	16,606,326	13,686,675
Interest from cash and cash equivalents	717	522
Management fee income	815,964	818,232
Dividend Income*	300,129	398,616
Structuring and advisory fee income	851,728	1,301,875
Other income*	104,268	610,070
Total investment income	18,679,132	16,815,990

OPERATING EXPENSES
Interest and debt financing expenses	6,871,513	4,340,912
Base management fees	3,802,063	2,758,908
Incentive management fees expense (benefit)	(1,903,985)	5,262,536
Professional fees	417,325	507,061
Administrator expenses	750,000	693,750
Insurance	87,310	86,318
Directors fees and expenses	110,000	92,000
General and administrative	667,416	490,651
Income tax expense (benefit)	(98,732)	27,919
Total operating expenses	10,702,910	14,260,055
NET INVESTMENT INCOME	7,976,222	2,555,935

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	162,509	1,910,141
Affiliate investments	-	-
Control investments	-	-
Net realized gain (loss) from investments	162,509	1,910,141
Income tax (provision) benefit from realized gain on investments	69,250	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(634,289)	5,448,887
Affiliate investments	567,606	3,062,348
Control investments	(9,266,766)	8,301,342
Net change in unrealized appreciation (depreciation) on investments	(9,333,449)	16,812,577
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(361,951)	(230,144)
Net realized and unrealized gain (loss) on investments	(9,463,641)	18,492,574
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(1,487,419)	$21,048,509

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.12)	$1.88
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,112,372	11,170,045

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income also excludes the interest expense and amortization of deferred financing costs related to the SAK Notes during the period while the 6.00% 2027 Notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 6.00% 2027 Notes and the subsequent repayment of the SAK Notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the quarters ended May 31, 2022 and May 31, 2021.

	For the Quarters Ended
	May 31, 2022	May 31, 2021

Net Investment Income	$7,976,222	$2,555,935
Changes in accrued capital gains incentive fee expense/ reversal	(1,903,985)	3,698,220
Interest expense on SAK Notes during the period	325,384	-
Adjusted net investment income	6,397,621	6,254,155

Net investment income yield	9.1%	3.3%
Changes in accrued capital gains incentive fee expense/ reversal	(1.9)%	4.7%
Interest expense on SAK Notes during the period	0.1%	-
Adjusted net investment income yield (1)	7.3%	8.0%

Net investment income per share	$0.66	$0.23
Changes in accrued capital gains incentive fee expense/ reversal	(0.16)	0.33
Interest expense on SAK Notes during the period	0.03	-
Adjusted net investment income per share (2)	$0.53	$0.56

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.